Exhibit 99.1

Moleculin’s MIRACLE R/R AML Trial Reports Positive Interim Data with 37% Blinded CRc in Venetoclax-Failed Patients

Prior venetoclax failure — a setting in which published salvage remission rates are approximately 13% and median survival approximately 2.4 months — shows no adverse impact on blinded composite remission rates as MIRACLE approaches the end of Part A

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Preliminary blinded CR of 24% and CRc of 37% (n=62), with essentially identical rates among the 30 patients who had failed first-line venetoclax: CR of 23% and CRc of 37% (3X the published salvage remission rates following first-line venetoclax failure of approximately 13%)

●	Enrollment reaches 74 of 90 patients, with final Part A treatment expected in September 2026 and comprehensive unblinded Part A results on track for the planned December 2026–February 2027 timeframe
●	No evidence of cardiotoxicity continues to differentiate Annamycin from conventional anthracyclines

HOUSTON, July 31, 2026 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced updated preliminary blinded results from Part A of its pivotal Phase 2/3 MIRACLE trial (MB-108) of Annamycin in combination with cytarabine (AnnAraC) for the treatment of relapsed or refractory acute myeloid leukemia (R/R AML). With 62 subjects evaluable to date, the preliminary blinded complete remission (CR) rate is 24% and the composite complete remission (CRc) rate is 37%. Of those 62 subjects, 30, or 48%, had previously received a venetoclax-based regimen. Among that subgroup, the preliminary blinded CR and CRc rates were 23% and 37%, respectively, essentially identical to the evaluable population as a whole.

Walter Klemp, Chairman and Chief Executive Officer of Moleculin, commented, “Nearly half of our evaluable subjects have now entered the trial having failed prior venetoclax therapy, a group for which published salvage remission rates are approximately 13% and median survival approximately 2.4 months. Within that subgroup, our blinded CRc is also approximately 37%, indistinguishable from the evaluable population as a whole, which suggests prior venetoclax failure is not diminishing the remissions we are seeing. Because this analysis is still blinded and includes control-arm subjects, we would expect it to sit below the unblinded Annamycin-arm results we reported in June. That it has held in a narrow band while the population became measurably harder to treat is what gives us added confidence as we approach the completion of Part A.”

Mr. Klemp continued, “Just as importantly, based on reported ejection fractions and adverse events, we continue to observe no evidence of cardiotoxicity, one of the defining characteristics that differentiates Annamycin from conventional anthracyclines. We believe the combination of encouraging efficacy, continued cardiac safety, and rapid enrollment progress positions MIRACLE for what could be its most important period yet.”

Because this analysis remains blinded, it includes subjects randomized to the control arm and is therefore expected to be lower than the unblinded Annamycin-arm results reported at the June 2026 interim analysis, in which CRc reached 50% and 57% in the two Annamycin arms versus 29% for control. The two sets of figures are not directly comparable. Across three successive blinded analyses, at 30, 45 and 62 evaluable subjects, the blinded CRc has remained within a narrow band of approximately 37% to 40%, while the proportion of subjects entering the trial after failure of a first-line venetoclax-based regimen has risen from 31.1% in the n=45 population to 48% today.

Enrollment stands at 74 of 90 subjects, and additional subjects continue to be identified by site investigators. The Company expects to treat the 90th subject in September 2026, with unblinding of the comprehensive Part A data anticipated in the December 2026 to February 2027 timeframe. The trial continues with no evidence of cardiotoxicity.

MIRACLE is a pivotal Phase 2/3 study of Annamycin in combination with cytarabine for the treatment of adult patients with acute myeloid leukemia (AML) who are refractory to or relapsed (R/R) after induction therapy. Part A of the trial compares two different doses of Annamycin plus cytarabine to a control arm of cytarabine plus placebo, all with just one cycle of therapy.

“With Part A enrollment approaching completion, we believe Moleculin is entering a significant value-inflection period. The comprehensive unblinded Part A results expected beginning in the planned December 2026 to February 2027 timeframe have the potential to validate Annamycin’s differentiated profile in a randomized setting, support advancement into Part B, strengthen our regulatory pathway, and meaningfully expand strategic partnering opportunities. We believe these upcoming milestones could represent transformational events for Moleculin and our shareholders,” concluded Mr. Klemp.

Context: Outcomes Following Venetoclax Failure

Venetoclax-based regimens have become a standard of care for first-line treatment of patients who are older or otherwise unfit for intensive chemotherapy, and outcomes reported after failure of those regimens are poor. In a retrospective analysis of 41 patients with relapsed or refractory AML following failure of frontline venetoclax plus a hypomethylating agent, 3 of the 24 patients who went on to receive salvage therapy, or 13%, achieved complete remission or complete remission with incomplete hematologic recovery, the same response categories that comprise CRc under the MIRACLE protocol, which does not include morphologic leukemia-free state, and median overall survival from the onset of relapsed or refractory disease was 2.4 months (Maiti et al., Haematologica 2021;106(3):894-898). That analysis was retrospective, drawn from a single institution and used heterogeneous salvage regimens, and it is not a controlled comparison to the MIRACLE trial. The Company notes as well that the preliminary blinded CRc rate reported above for the venetoclax-failure subgroup is descriptive only, is based on 30 subjects, includes subjects randomized to the control arm, and that the trial is not powered for subgroup comparisons.

MIRACLE Interim Unblinding Results (n=45)

The interim analysis, announced at the end of June, demonstrated a clear efficacy advantage for both Annamycin treatment arms, 190 mg/m² plus HiDAC (n=14) and 230 mg/m² plus HiDAC (n=14), over the HiDAC control arm (n=17). CR reached 43% and 36% in the respective Annamycin cohorts, compared with 12% for control, while CRc reached 50% and 57%, respectively, versus 29% for the control arm. The n=45 population contained 75.6% over 60 years of age, 55.6% 7+3 and 31.1% venetoclax regimens for first line (1L) therapies.

Importantly, the remission rates for all three arms, including the control arm, reflect outcomes measured after only a single cycle of therapy, as specified by the MIRACLE protocol. The most commonly cited historical benchmarks in this setting, including the MIRROS and CLASSIC I studies, as well as Moleculin’s own MB-106 study, permitted multiple cycles of treatment. The Company therefore expected absolute remission rates for both the control and Annamycin arms in this single-cycle interim analysis to be lower than those reported in such multi-cycle datasets, and believes the most meaningful comparison (and the one which will be the primary factor in determining new drug approval) is the performance of the final optimum-dose Annamycin arm relative to the concurrent, randomized control arm evaluated on the same single-cycle basis.

MIRACLE Trial Progress and Next Steps

The MIRACLE study (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a Phase 2/3, global multi-center, randomized, double-blind, placebo-controlled, adaptive-design clinical trial whereby data from the Phase 2 (Part A) portion will be combined with the Phase 3 (Part B) portion for purposes of measuring its primary efficacy endpoint. Part A of the MIRACLE trial is designed to evaluate the effectiveness of Annamycin in two dosing arms (190 mg/m² and 230 mg/m²) in combination with cytarabine (also referred to as Ara-C) as compared to a control arm of cytarabine plus placebo. The protocol for the MIRACLE trial allows for the limited unblinding of preliminary primary efficacy data (Complete Remission, or “CR”) of the three arms at 45 subjects in Part A, in addition to an expanded data set including primary, secondary and exploratory endpoints at the conclusion of Part A (at 90 total subjects).

The MIRACLE trial is being offered only to AML patients who have had a single prior induction therapy (2nd-line patients, or 2L). The currently enrolled subjects, including those who have been treated but not yet evaluated for efficacy, are from sites across seven countries, providing a diverse base of subjects. 33 sites in the US, the European Union, and elsewhere in Europe have had site initiation visits as the Company targets at least 45 sites for Part B. The Company is focused on improving recruitment in the US, as recruitment in Europe has been the dominant contributor to date.

The unblinding of the first 45 subjects in Part A with efficacy data occurred at the end of Q2 2026, as scheduled. The Company expects to reach final recruitment and treatment of the 90 subjects in Part A in September and the final readout in the December 2026 to February 2027 timeframe. As such, these preliminary data may differ from the final locked efficacy and safety results. Unblinding for the full 90 subjects in Part A will require more time than for the first 45, as it involves more data to support the transition from Part A to Part B.

The data reported herein were as of July 18, 2026.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU can be found on euclinicaltrials.eu and the reference identifier is 2024-518359-47-00.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Annamycin also benefits from composition-of-matter patent protection through 2040, with the potential to extend that protection as far as 2045. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical-stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation, highly efficacious and well-tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive-design Phase 2/3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA and the EMA, the Company believes it has substantially de-risked the development pathway toward a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the progress and outcome of clinical trials, including the continued recruitment, treatment, and receipt of the unblinded data for the 90 subjects in Part A of the MIRACLE clinical trial as described, the interpretation of preliminary blinded data and subgroup analyses, the potential for regulatory approval for Annamycin, the timing of future milestones, and the Company’s ability to secure necessary financing. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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